Exhibit 10.6

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”), dated as of September 19, 2007, is made and entered into by and between William J. Fox and Nephros, Inc.

DEFINITIONS

As used throughout this Agreement:

1.           “Employee” refers to William J. Fox, his heirs, executors, administrators, agents, successors, assigns, and dependents.

2.           “Company” refers to Nephros, Inc., together with its past, present and future parents, subsidiaries, and affiliates, and each of their respective past and present officers, directors, agents, employees, representatives, successors, and assigns, in both their individual and corporate capacities.

RECITALS

WHEREAS, Employee has been employed by Company pursuant to an Employment Agreement made as of July 1, 2006 (the “Employment Agreement”); and

WHEREAS, the parties have mutually agreed that Employee’s employment with Company will terminate; and

WHEREAS, the parties have agreed to terminate the Employment Agreement on mutually agreed upon terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be and being legally bound hereby, the parties agree as follows:

AGREEMENT

1.  As of the Termination Date (defined below), the Employment Agreement and all existing employment agreements between Employee and Company, whether oral or written, are hereby terminated, and neither Employee nor Company shall have any further rights or obligations under any such agreements, except as otherwise expressly provided herein.  Except as otherwise expressly provided herein, the parties agree that this Agreement supersedes the Employment Agreement (and any other existing employment agreements between the parties).

2.  Employee’s employment with Company shall terminate effective as of September 19, 2007 (the “Termination Date”).  Employee agrees that he shall execute such documents and take such action (if any) as may be necessary to remove Employee from all such positions he holds with Company.  Employee represents that he does not have any claim, action, or proceeding pending against Company.

3.  In full and complete consideration for Employee’s promises, covenants, and agreements set forth herein:

a.  Company will tender to Employee, and Employee will accept, an aggregate of $142,500, paid in equal installments in accordance with the Company’s standard payroll practices for a period of six months after the Termination Date.  Such payment shall be by wire transfer through the Company’s payroll system to the Employee’s account shown therein.  Upon at least 10 days prior written notice, the Employee may elect a different account for the wire transfer.  The wire transfer shall be subject to all customary and legally required withholdings and deductions.

b.  Company will, no later than the next payroll cycle after the Termination Date, pay to Employee through the Company’s payroll system any accrued but unpaid Base Salary (as defined in the Employment Agreement) for services rendered through the Termination Date.

c.  Employee currently holds vested stock options to purchase 250,333 shares of the Company’s common stock (the “Vested Options”).  On the Termination Date, unvested stock options held by Employee to purchase 56,250 shares of the Company’s common stock will vest and become fully exercisable on the Termination Date (the “Accelerated Options” and together with the Vested Options, the “Options”).  Employee shall have the right to exercise the Options within the period commencing on the Termination Date and ending ninety days after the Termination Date (the “Options Exercise Period”).  Any Options not exercised by Employee within the Options Exercise Period shall be cancelled.  In all other respects, all such Options shall be governed by the plans, programs, agreements, and other documents pursuant to which such Options were granted.  Any unvested stock options held by Employee to purchase shares of the Company’s common stock, other than the Accelerated Options, shall be forfeited on the Termination Date.

d.  For a period of six months after the Termination Date, Employee shall continue to participate in all employee benefit plans, programs, and arrangements providing health, medical, disability and life insurance benefits in which Employee was participating immediately prior to termination, the terms of which allow Employee’s continued participation, as if Employee had continued in employment with Company during such period.  Alternatively, if such plans, programs, or arrangements do not allow Employee’s continued participation, for the six month period following the Termination Date, if Employee timely elects COBRA continuation coverage or similar continuation coverage provided for under New York law, Company will pay the monthly premiums of such coverage for the level and types of coverage Employee maintained on the Termination Date.  In any case, at the end of the six month period and with no further obligation of the Company, Employee may pursue alternative continuation coverage at his own expense.  The Company will provide Employee with any notification as required by law with respect to such alternative continuation coverage and reasonable assistance in completing any documents relating to such alternative continuing coverage. The Company will no longer make COBRA payments for Employee’s elder daughter.

e.  Reasonable business expenses and disbursements incurred by Employee in connection with the performance of his duties prior to the Termination Date will be reimbursed upon submission by Employee of all appropriate documentation in accordance with Company’s standard procedures, provided that any such documentation is submitted by Employee within ten business days of the Termination Date.

f.  Company will pay Employee $5,000 by check as reimbursement for his advance on the premium for his directors and officers liability insurance simultaneous with the First Closing (as defined in the several subscription agreements between the Company and each subscriber a party thereto) of (i) the offering by the Company of up to fifteen million dollars ($15,000,000) aggregate principal amount of Series A 10% Secured Convertible Notes due 2008 convertible into (A) shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) and (B) Class D Warrants for purchase of shares of Common Stock; and (ii) an exchange of its 6% Secured Convertible Notes due 2012 with the holders thereof, for new Series B 10% Secured Convertible Notes due 2008 in an aggregate principal amount of $5,300,000 convertible into shares of Common Stock.

g.  Employee shall not be required to mitigate damages or the amount of any payment provided to him under this Section 3 by seeking other employment or otherwise, nor shall the amount of any payments provided to Employee under this Section 3 be reduced by any compensation earned by Employee as the result of employment by another employer after the termination of Employee’s employment or otherwise, so long as such compensation is earned in accordance with this Agreement.

h.  Except as expressly provided in this Paragraph 3, Employee shall not be entitled to any money or benefits from Company.

4.  Except as necessary to enforce the terms of this Agreement, and in exchange for and in consideration of the promises, covenants, and agreements set forth herein, Employee hereby agrees, for Employee, Employee’s heirs beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, forever to release, discharge, and covenant not to sue Company and any of Company’s past and present directors, officers, employees, agents and attorneys, and agents and representatives of such entities, and employee benefit plans in which Employee is or has been a participant by virtue of his employment with Company (except to the extent that Employee continues to be entitled to benefits under such employee benefit plans pursuant to this Agreement or the terms of such employee benefit plans), to the maximum extent permitted by law, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and or liability of every kind and character whatsoever (including attorneys fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which he has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the execution of this Agreement, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, Employee’s employment with Company and the termination thereof, and any and all claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the New York State Human Rights Law, the New York City Human Rights Law and the New York Executive Law, any claim under the New York Labor Law, any claim under the Employee Retirement Income Security Act of 1974, any claim under the common law, and any claim for attorneys’ fees or costs.  Employee agrees that all disputes and disagreements between Employee and Company and the negotiation of this Agreement are and shall remain confidential.  Employee agrees not to disclose or to talk or write about disputes between the parties and negotiation of this Agreement without the prior written consent of Company, except (a) as required by law; (b) as required by regulatory authorities; or (c) as required in connection with any mediation, arbitration or litigation arising out of this Agreement.

5.  Company hereby agrees, forever to release, discharge, and covenants not to sue Employee, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs) (collectively, “Claims”), which Company has or may have had against Employee based on any events or circumstances arising or occurring at any time on or prior to the Termination Date arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, Employee’s employment with Company or the termination thereof, and any and all Claims arising under federal, state, or local laws relating to employment or securities, in each case, where the Company has Knowledge of such Claim; provided, however, that nothing in this Agreement shall prevent Company from asserting any Claims against Employee for gross negligence or willful misconduct by Employee during the course of his employment with Company.  For purposes of this paragraph, “Knowledge” shall mean the actual knowledge of Norman J. Barta, the Company’s Chief Executive Officer and a director, Lawrence Centella, a director, or Eric A. Rose, the lead director.   Company agrees that all disputes and disagreements between Employee and Company and the negotiation of this Agreement are and shall remain confidential.  Company agrees not to disclose or to talk or write about disputes between the parties and negotiation of this Agreement without the prior written consent of Employee, except (a) as required by law; (b) as required by regulatory authorities; or (c) as required in connection with any mediation, arbitration or litigation arising out of this Agreement.

6.  No party shall have any further obligation under the Employment Agreement, except that the following provisions, each of which are incorporated by reference herein, shall remain in full force and effect:  Section 6.2 (entitled “Noncompetition; Nonsolicitation”) (except as provided below), Section 6.3 (entitled “Proprietary Information”), Section 6.4 (entitled “Confidentiality and Surrender of Records”), Section 6.5 (entitled “Inventions and Patents”), Section 6.6 (entitled “Enforcement”), Section 8 (entitled “Assignability and Transfer”), Section 9(c) (entitled “Cooperation”), Section 9(e) (entitled “Protection of Reputation”), Section 9(j) (entitled “Severability”), Section 9(m) (entitled “Notices”), Section 9(n) (entitled “Assistance in Proceedings, Etc.”), and Section 9(o) (entitled “Survival ”).  Notwithstanding the foregoing, (i) “Post-Employment Period” in Section 6.2 of the Employment Agreement shall mean the period beginning on the Termination Date and ending six months after the Termination Date and (ii) any reference in Section 6.2 of the Employment Agreement to amounts or benefits that may be paid to Employee after the effective date of the Employment Agreement (including under Section 3 and 5 therein) shall mean amounts or benefits that may be paid to Employee under this Agreement.

7.  Employee agrees and recognizes that should he breach any of the obligations set forth in Sections 6.2 (as applicable), 6.3, 6.4, 6.5, 8 and 9(e) of the Employment Agreement, Company shall have the right to seek repayment of all consideration paid to him under this Agreement, in addition to any other rights and remedies under the Employment Agreement and applicable law.

8.  Without limiting Section 9(c) of the Employment Agreement in any manner, which section shall remain in full force and effect, Employee shall cooperate with Company, as reasonably requested by Company and without any additional compensation to Employee, to effect a transition of Employee’s responsibilities and to ensure that Company is aware of all matters being handled by Employee.

9.  Company agrees that it will not make any official announcements or issue any press releases which contain any disparaging statements about Employee; provided, however, that nothing in this paragraph or this Agreement shall restrict Company’s ability to provide complete information with respect to Employee’s employment and the termination of such employment when required or expected to do so under applicable law, applicable regulatory requirements or pursuant to legal process or subpoena, or otherwise in connection with disclosures to regulatory authorities.  The Company agrees to include a favorable quote from a

Company executive or director concerning Employee in any press releases issued relating to Employee’s termination.

10.  Employee shall direct all requests for references from prospective employers to Company’s Chief Financial Officer, who shall provide in response to any such inquiry only the dates of his employment and the position he occupied at the time of the separation of employment from Company and state that company policy precludes the disclosure of additional information.

11.  In executing this Agreement, neither Company nor Employee admits any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law or regulation.

12.  Employee confirms that he has returned to Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in his possession or control and has left intact all electronic Company documents, including but not limited to those which he developed or helped develop during his employment.  Notwithstanding the foregoing sentence, Employee may retain his laptop computer and wireless handheld device so long as Employee deletes or returns to the Company, as instructed by the Company, any Company information stored therein.  Employee understands that the Company no longer assumes responsibility for any connectivity or service contracts relating to the laptop computer or the wireless handheld device.  Employee further confirms that he has cancelled all accounts for his benefit, if any, in Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, computer accounts.

13.  To the extent any taxes may be due on the payments to Employee provided in this Agreement beyond any withheld by Company, Employee agrees to pay them himself.  Employee further agrees to provide any and all information pertaining to Employee upon request as reasonably necessary for Company and other entities released herein to comply with applicable tax laws.

14.  Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Employee under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code (the “Code”).  Employee acknowledges that Company has advised him to consult his own tax advisor in this regard.  Employee and Company agree that in the event Company reasonably determines that the terms hereof would result in Employee being subject to tax under Section 409A of the Code, Employee and Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

15.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16.  The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions hereof unenforceable or invalid.

17.  This Agreement constitutes the entire agreement between the parties and cannot be altered except in a writing signed by the parties.  The parties acknowledge that they entered into this Agreement voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this Agreement, which are not expressly contained herein.  This Agreement has been approved by the Company’s Compensation Committee pursuant to Exhibit A attached hereto.

18.  This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and, on behalf of Company, by its duly authorized officer.

19.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by any of the parties hereto of any breach hereunder by any other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of any of the parties in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any of the parties of any such right or remedy shall preclude other or further exercise thereof.

20.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of law provisions or where the parties are located at the time a dispute arises.

21.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York by three arbitrators in accordance with the rules of the American Arbitration Association in effect at the time of submission to arbitration; provided, however, that Company shall be entitled to commence an action in any court of competent jurisdiction to enforce Section 10 of the Employment Agreement, in part or in its entirety.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering such judgment or seeking enforcement of Section 6 of the Employment Agreement, Company and Employee hereby consent to the jurisdiction of any or all of the following courts:  (i) the United States District Court for the Southern District of New York; (ii) any of the courts of the State of New York or the State of Delaware, or (iii) any other court having jurisdiction.  Company and Employee hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction and any defense of inconvenient forum.  Company and Employee hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

22.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

                                                NEPHROS, INC.

/s/ William J. Fox                                                  By: /s/ Norman J. Barta
William J. Fox                                        Norman J. Barta
                                                President and CEO

Sworn to before me this                                  Sworn to before me this
19th day of September, 2007                                              19th day of September, 2007

  Dominador E. Almeda                                             Karli A. McDonnell
   Notary Public                                              Notary Public

12